Exhibit 10.1

2024 AMENDMENT TO LEASE AGREEMENT

This 2024 Amendment (“Amendment”) to Lease Agreement is made and entered into as of November 25, 2024 (the “Effective Date”), by and between PAKONEN-KOLB, LLC, a Minnesota limited liability company (“Landlord”) and NORTECH SYSTEMS INCORPORATED, a Minnesota corporation (“Tenant”) (each a “Party” and collectively, the “Parties”).

RECITALS

A.	the Parties are parties to a Restated Lease Agreement dated April 27, 2002, as amended on April 6, 2004, August 3, 2005, August 1, 2006, April 8, 2011, April 2, 2013, March 14, 2014, December 21, 2015, December 5, 2016, May 18, 2018, April 22, 2020 and December 15, 2021 (collectively, the “Lease”);

B.	Capitalized terms are defined in the Lease and are incorporated herein by reference; and

C.	The Parties now wish to amend the Lease as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the Parties agree to the following:

1. Section 2 of the Lease, relating to the Term, is hereby amended and restated in its entirety as follows:

“2. Term. The term of this Lease shall continue and terminate on the 30th day of June, 2030, except as may be adjusted by any renewal option as provided herein.”

2. Section 6 of the Lease, relating to the Rental Rates, is hereby deleted in its entirety and replaced with the following:

“6. Rental Rates. Tenant shall pay to Landlord at the address indicated above, or at such other place as may be designated by Landlord, rent equal to $5.00 per square foot, or One Hundred Thousand Dollars ($100,000.00) per year, payable in equal monthly installments (the “Base Rent”).”

3. Section 5 of the Lease, relating to the Option to Renew, is hereby deleted in its entirety and replaced with the following:

“5. Option to Renew. Tenant shall have one (1) option to renew this Lease for one additional period of five (5) years, by Tenant giving written notice to Landlord of its intention to renew not less than nine (9) months prior to the termination of the existing Term of this Lease. Tenant’s failure to exercise its option in a timely manner for said renewal term shall result in the extinguishment of its option for said renewal term. The renewal term shall be on the same terms and conditions as stated in this Lease, except the Base Rent (as hereinafter defined) shall be $5.00 per square foot, payable in equal monthly installments.”

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4. Section 7 of the Lease, relating to the Expansion Option, is hereby deleted and replaced in its entirety as follows:

“7. Expansion Option. Tenant shall have the right and option to expand the Demised Premises, by notifying Landlord in writing of the exercise of such option. Such notice shall include exercise of Tenant’s right to extend the term of this Lease by five years as provided herein. This option for expansion shall be for one addition (the “Addition”), from twenty thousand (20,000) square feet to at least twenty-five thousand (25,000) square feet, the exact square footage to be determined by Tenant in its sole discretion, and shall be of similar appearance, construction and quality to the Demised Premises. Tenant shall provide the plans, specifications and descriptions for the Addition (the ‘‘Plans”) to Landlord within sixty (60) days of notification of its exercise of such option to expand. Within four (4) months of receipt of the Plans, Landlord shall commence construction of the Addition at its cost and expense and shall diligently pursue completion of the Addition in a good and workmanlike fashion. Any changes to the Plans must be approved by Tenant and Landlord. Landlord shall diligently proceed with such construction and shall complete the same and deliver possession thereof to Tenant as soon as practicable, provided however, if construction is delayed because of changes in construction requested by Tenant, strikes, lockouts, acts of God or the public enemy or other acts beyond the control of Landlord, then the time of completion of such construction shall be extended for the additional time caused by such delay.

Commencing as of the date that a certificate of occupancy for the Addition is issued and the Tenant has the right to occupy the Addition (the “Addition Effective Date”), the rental payments due hereunder shall be adjusted as follows: First, the Base Rent rate then in effect shall be applied to the total square footage of the Demised Premises, including the Addition. Second, the construction costs for the Addition, which shall be approved as reasonable by Tenant, shall be amortized over a 240-month period at a rate equal to the interest rate in effect on the Addition Effective Date on the financing secured by Landlord from an institutional lender on commercially reasonable terms to construct the Addition, and the amount so determined will be added to the monthly rent due under this Lease. If such financing is subject to a variable interest rate, the amount to be added to the monthly rent due under this Lease shall be re-amortized on each five-year anniversary of the Addition Effective Date using the interest rate in effect as of such anniversary date. Notwithstanding anything herein to the contrary, the amount added to the monthly rent shall be further adjusted to the extent necessary to ensure that the principal amount of the indebtedness incurred by Landlord in connection with the construction of the Addition (the “Outstanding Debt”) shall not exceed $400,000 at the expiration of the renewal term provided herein, provided that the Outstanding Debt shall be computed as if all rent paid to Landlord in excess of the Base Rent has been applied to the reduction of the Outstanding Debt.

Landlord and Tenant acknowledge that financial assistance or tax incentives in connection with the construction of the Addition may be available from state and local governmental sources, and the parties agree to cooperate m securing any such available assistance.”

5. All terms and conditions of the Lease not specifically modified herein shall remain in full force and effect

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by each Parties authorized representative identified below, and the terms shall modify the Lease as of the Effective Date written above.

LANDLORD:

PAKONEN-KOLB, LLC

By:	/s/ R. Rodney Pakonen
Name:	R. Rodney Pakonen
Title:	Chief Financial Manager
Date:	11/22/2024

TENANT:

NORTECH SYSTEMS INCORPORATED

By:	/s/ Andrew D.C. LaFrence
Name:	Andrew D.C. LaFrence
Title:	Chief Financial Officer and Senior Vice President of Finance
Date:	November 21, 2024

[signature page of Milaca Lease]